UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, dc 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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☑ Preliminary Information Statement

☐ Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d) (2)

☐ Definitive Information Statement

ZUNICOM, INC.

(Name of Registrant as Specified in its Charter)

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ZUNICOM, INC.

4315 W. LOVERS LANE

DALLAS, TEXAS75209

(214) 352-8674

Dear Shareholders of Zunicom, Inc.:

This Information Statement is being furnished to you, as a holder of common stock, par value $0.01 (“Common Stock”) or Class A Preferred Stock, par value $1.00 (“Preferred Stock”) of Zunicom, Inc., a Texas corporation (the “Company” or “we”), on _______, 2012 (the “Record Date”), to inform you of (i) the approval on January 26, 2012 of resolutions by our Board of Directors (the “Board”) proposing amendments to our Certificate of Incorporation (the “Certificate of Incorporation”) to effect a 1-for-12 reverse stock split of our Common Stock followed by a 12-for-1 forward stock split of our Common Stock (the “Reverse/Forward Stock Split”) and (ii) our receipt of written consents dated January 28, 2012 approving such amendments by Shareholders holding 52.08% of the voting power of all of our Shareholders entitled to vote on the matter as of the Record Date. The resolutions adopted by the Board and the written consents of the Shareholders give us the authority to file Articles of Amendment to the Certificate of Incorporation (the “Articles of Amendment”). As a result of the Reverse/Forward Stock Split, as described in more detail in the Information Statement, Shareholders owning fewer than 12 shares of our Common Stock will be cashed out at a price of $.65 per share, and will no longer be shareholders of our Company. The holdings of all other shareholders will remain unchanged.

This Information Statement is dated _________, 2012 and is first being mailed to our Shareholders on or about __________, 2012.

All necessary corporate approvals in connection with the Reverse/Forward Stock Split have been obtained. This Information Statement is being furnished to all of our Shareholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder and the provisions of Texas law, solely for the purpose of informing Shareholders of the Reverse/Forward Stock Split before it takes effect.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

This Information Statement shall serve as notice to our Shareholders who did not consent to action of our Shareholders taken without a meeting, pursuant to Section 6.202(d) of the Texas Business Organization Code.

Sincerely,

William Tan

Chief Executive Officer

ZUNICOM, INC.

4315 W. LOVERS LANE

DALLAS, TEXAS 75209

(214) 352-8674

INFORMATION STATEMENT

This Information Statement is being furnished to you, as a holder of common stock, par value $0.01 (“Common Stock”) or Class A Preferred Stock, par value $1.00 (“Preferred Stock”) of Zunicom, Inc., a Texas corporation (the “Company” or “we”), on ________, 2012(the “Record Date”), to inform you of (i) the approval on January 26, 2012 of resolutions by our Board of Directors (the “Board”) proposing amendments to our Certificate of Incorporation (the “Certificate of Incorporation”) to effect a 1-for-12 reverse stock split of our Common Stock followed by a 12-for-1 forward stock split of our Common Stock (the “Reverse/Forward Stock Split”) and (ii) our receipt of written consents dated January 28, 2012 approving such amendments by Shareholders holding 52.08% of the voting power of all of our Shareholders entitled to vote on the matter as of the Record Date. The resolutions adopted by the Board and the written consents of the Shareholders give us the authority to file Articles of Amendment to the Certificate of Incorporation, a copy of which is annexed hereto as Exhibit A, (the “Articles of Amendment”). As a result of the Reverse/Forward Stock Split, as described in more detail below, shareholders owning fewer than 12 shares of our Common Stock (the "Cashed Out Shareholders")will be cashed out at a price of $.65 per share (the "Purchase Price"), and will no longer be shareholders of our Company. The holdings of all other shareholders (the "Continuing Shareholders") will remain unchanged.The Articles of Amendment shall be filed with the Secretary of State of the State of Texas on or after the expiration of 20 calendar days following the date this Information Statement is first mailed to our Shareholders and will become effective immediately upon filing (the “Effective Date”).

Although the Reverse/Forward Stock Split has been approved by the requisite number of Shareholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

The intended effect of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to a number which when added to the holders of our Preferred Stock, will be less than 300 so that we will be eligible to terminate the public registration of our Common Stock and Preferred Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse Stock Split has the intended effect, we will file to deregister our Common Stock with the Securities and Exchange Commission (the “SEC"). In such case, we will no longer be required to file periodic reports with the SEC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is dated _____, 2012 and is first being mailed to our Shareholders on or about _____, 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

All necessary corporate approvals in connection with the Reverse/Forward Stock Split have been obtained. This Information Statement is being furnished to all of our Shareholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of Texas law, solely for the purpose of informing Shareholders of the Reverse/Forward Stock Split before it takes effect.

This Information Statement shall serve as notice to our Shareholders who did not consent to action of our Shareholders taken without a meeting, pursuant to Section 6.202(d) of the Texas Business Organization Code.

The Reverse/ Forward Stock Split is comprised of a reverse stock split (the “Reverse Split”) pursuant to which each 12 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the “Forward Split”), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 12 shares of Common Stock. Interests in fractional shares owned by shareholders owning fewer than 12 shares of Common Stock, whose shares of Common Stock would be converted into less than one share in the Reverse Split, will instead be converted into the right to receive a cash payment of $.65 per share owned by such shareholders prior to the Reverse Split. However, if a registered stockholder holds 12 or more shares of Common Stock in his or her account immediately prior to the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/ Forward Stock Split.

We intend for the Reverse/Forward Stock Split to treat Shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as Shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and Shareholders holding shares in street name should contact their nominees. Shareholders may continue to sell their shares of Common Stock on the OTC Bulletin Board until the Effective Date.

As soon as practicable after the Effective Date, Securities Transfer Corporation, our exchange agent (the “Exchange Agent”), will send all Shareholders with stock certificates representing rights to receive cash payments a letter of transmittal to be used to transmit Common Stock certificates to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificates(s) to the Exchange Agent, each Shareholder entitled to receive payment will receive a check for such Shareholder’s stock. In the event we are unable to locate certain Shareholders or if a Shareholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders or holder pursuant to the Reverse Split will be held by the Company until a proper claim is made, subject to applicable abandoned property laws.

FORWARD LOOKING STATEMENTS

Certain statements made in this Information Statement are “forward-looking statements” regarding the plans and objectives of management for future operations and market trends and expectations after the Reverse/Forward Stock Split, if implemented. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. When we use words such as “believe,” “anticipates,” “expects,” “intends,” and similar expressions, we are making forward looking statements that are subject to risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving the continued conduct of our business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. The terms “Company,” “we,” “our,” “us,” or any derivative thereof, as used herein refer to Zunicom, Inc., a Texas corporation, and its predecessors.

SUMMARY OF TERMS OF REVERSE/FORWARD STOCK SPLIT

This summary term sheet, including the Questions and Answers about the Reverse/Forward Stock Split highlights selected information from the Information Statement and addresses the material terms of the Reverse/Forward Stock Split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, this Information Statement.

  Our Board and our Shareholders holding the requisite number of votes have authorized the Reverse/Forward Stock Split. A 1-for-12 Reverse Split of our Common Stock, immediately followed by a 12-for-1 Forward Split of our Common Stock. See also the information under the captions “Structures of the Reverse/Forward Stock Split” and “Description of the Reverse/Forward Stock Split”.

  Shareholders who own less than 12 shares of Common Stock on the Effective Date will be cashed out at a price of $.65per share.

  The Board has determined that the Reverse/ Forward Stock Split is fair to and in the best interest of all of our unaffiliated shareholders, including the Cashed Out Shareholders and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse/ Forward Stock Split. See also the information under the caption “Recommendation of the Board; Fairness of the Reverse/ Forward Stock Split” in this Information Statement.

  When the Reverse/Forward Stock Split becomes effective, if you hold at least 12 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not receive any cash payments. You will not need to take any action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. See also the information under the caption “Structures of the Reverse/Forward Stock Split” and “Description of the Reverse/Forward Stock Split” in this Information Statement.

  If consummated, the Reverse/Forward Stock Split would be part of the Company’s plan to terminate the registration of the Common Stock and suspend its reporting requirements under the Exchange Act (“Deregistration” or “Deregister”). Following the Effective Date, the Company would have fewer than 300 Shareholders of record and would be eligible for Deregistration under the Exchange Act. Therefore, the Reverse/Forward Stock Split is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act. Accordingly, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC related to the Reverse/Forward Stock Split. The Schedule 13E-3 is available on the SEC’s website at http://www.sec.gov or from the Company. See “AVAILABLE INFORMATION” below.

  Our Board and its three directors, two of whom are the sole executive officers of the Company considered the report of Value Incorporated, an independent consulting firm (the “Independent Consultant”) and other factors and set the cash consideration to be paid to redeem the fractional shares resulting from the Reverse Split at the pre-split share Purchase Price. The Purchase Price was established in a good faith determination based upon fairness and other factors the Board deemed relevant, as described in more detail in the sections “Special Factors,” and “Recommendation of the Board – Fairness of the Reverse/Forward Stock Split”

  The Company expects that by Deregistration it will eliminate the significant expense required to comply with Exchange Act reporting and related requirements including, but not limited to, the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”).

  Our management estimates that the Company’s current costs of remaining an Exchange Act reporting company at more than $250,000 per year and the burden of compliance with the forthcoming internal control audit assessment and review requirements of Section 404 of the Sarbanes-Oxley Act may be significantly higher in the future. See the information under the caption “Special Factors – Reasons and Purposes of the Reverse/Forward Stock Split”.

  By Deregistration the Company expects to reduce its annual reporting expenses by approximately $200,000.

  All our directors have voted or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse/Forward Stock Split. The shares of issued and outstanding stock held by them represent approximately 32.58% of our voting power. See the information under the caption “Security Ownership of Certain Beneficial Holders and Management and related Shareholder Matters.”

  The Reverse/Forward Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with Deregistration. See the information under the caption “Conduct of the Company's Business after the Reverse/Forward Stock Split .”

  Our Board retained the services of the Independent Consultant to advise the Board as to the fair value of our pre-split shares and to render an opinion as to the fairness of the Reverse/ Forward Stock Split, from a financial point of view, to holders of shares of the Company’s Common Stock who will receive cash payments for their pre-split shares and will not be continuing shareholders of the Company. See also the information under the caption “Fairness of the Reverse/ Forward Stock Split to Shareholders — Fairness Opinion” in this Information Statement.

  The full text of the written opinion of the Independent Consultant, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B. For a detailed description of opinion of the Independent Consultant.

  For those shareholders who receive a cash payment in the Reverse/ Forward Stock Split and cease to hold, either directly or indirectly, shares of post-split Common Stock, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. For those shareholders that retain Common Stock incident to the Reverse/ Forward Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Federal Income Tax Consequences of the Reverse/ Forward Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse/ Forward Stock Split in light of your own particular circumstances.

  If we effect the Reverse/Forward Stock Split, our Shareholders will not be entitled to assert dissenter’s rights and obtain payment of the fair value of their shares of Common Stock, under Texas law.

  We currently have the financial resources to complete the Reverse/Forward Stock Split, the costs which we anticipate to be approximately $85,000, which includes $5,000 which is the approximate cost to satisfy the Company’s obligation to pay cash for each fractional share resulting from the Reverse/Forward Stock Split. See “Costs/Source of Funds and Expenses.”

MARKET RELATED INFORMATION; DIVIDEND POLICY

Our Common Stock trades on the OTC Bulletin Board under the symbol “ZNCM.OB.” The following is a schedule of the reported high and low closing bid quotations per share for our Common Stock during the period from January 1, 2009 through December 31, 2011, all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Bid Quotations (rounded to nearest cent)
	High	Low
2012

1st Quarter (to February 6, 2012)	$0.32	$0.32

2011
4th Quarter	$0.35	$0.24
3rd Quarter	$0.50	$0.34
2nd Quarter	$0.65	$0.49
1st Quarter	$0.79	$0.60

2010
4th Quarter	$0.68	$0.35
3rd Quarter	$0.52	$0.38
2nd Quarter	$0.65	$0.38
1st Quarter	$0.70	$0.47

We have not paid any cash dividends to our Shareholders during the past two years. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.

On February 6, 2012, the last practicable trading day prior to the date this Information Statement was mailed to Shareholders, our Common Stock’s closing price was $0.32.

QUESTIONS AND ANSWERS ABOUT THEREVERSE/FORWARD STOCK SPLIT

The following questions and answers briefly address some commonly asked questions about the Reverse/ Forward Stock Split that are not addressed in the “Summary of Terms of Reverse/ Forward Stock Split.” They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including our financial statements and the Annexes hereto.

Q: WHAT ARE SOME OF THE ADVANTAGES OF THE REVERSE/ FORWARD STOCK SPLIT?

A: Our Board believes that the Reverse/ Forward Stock Split will have, among others, the following advantages:

  we will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public company, with tangible cost savings of an estimated $200,000before taxes annually;
  we will be able to reduce the expense associated with maintaining stockholder accounts for shareholders with small accounts;
  we will be able to achieve the overhead reduction associated with the Reverse/ Forward Stock Split without negatively affecting our business operations; and
  we will be able to provide complete liquidity for the unaffiliated shareholders holding fewer than 12 shares where liquidity has been extremely limited in the public market, and will be able to do so through a transaction in which such unaffiliated shareholders generally will avoid paying brokerage commissions and fees.

See also information under the caption “Special Factors — Reasons for and Purposes of the Reverse/ Forward Stock Split” in this Information Statement.

Q: WHAT ARE SOME OF THE DISADVANTAGES OF THE REVERSE/ FORWARD STOCK SPLIT?

A: Our Board believes that the Reverse/ Forward Stock Split will have, among others, the following disadvantages:

  shareholders owning fewer than 12 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be shareholders of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;
  the public market for shares of our Common Stock, which has been extremely limited to date, will cease to exist;
  shareholders holding our Common Stock following the Reverse/ Forward Stock Split will no longer have readily available to them all of the legally mandated information regarding our operations and results that is currently available in our filings with the SEC;

  the elimination of the trading market for our Common Stock may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend to be less valuable in a private company;
  we will be less likely to be able to use our shares to acquire other companies; and
  it will be more difficult for us to access the public equity markets.

Q: WHAT ARE SOME OF THE FACTORS THAT THE BOARD CONSIDERED IN APPROVING THE REVERSE/ FORWARD STOCK SPLIT?

A: The Board considered several factors in approving the Reverse/ Forward Stock Split. Importantly, the Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors — Reasons for and Purposes of the Reverse/ Forward Stock Split,” “Special Factors —Alternatives Considered,” Special Factors — Background of the Reverse/ Forward Stock Split” and “Special Factors — Impactof the Reverse/ Forward Stock Split” in this Information Statement. The Board also considered numerous other factors, including:

  the financial presentations and analyses of management regarding the Reverse/ Forward Stock Split, including the Independent Consultants valuation of the Company and determination of the price of $.65per share;
  the Board’s discussions and conclusions about the fairness of the price of $.65per pre-split share to be paid following the Reverse/ Forward Stock Split to our shareholders owning fewer than 12 shares;
  the opinion of the Independent Consultantto the effect that, as of November 23, 2011(the date of the opinion), the price of $.65per share is fair, from a financial point of view, to holders of shares of the Company’s Common Stock who will receive cash payments for their pre-split shares and will not be continuing shareholders of the Company; and
  the projected tangible and intangible cost savings to us by terminating our status as a public company;

See also information under the captions “Fairness of the Reverse/ Forward Stock Split to Shareholders” and “Recommendation of the Board; Fairness of the Reverse/ Forward Stock Split” in this Information Statement.

Q: AS A COMMON STOCKHOLDER, WHAT WILL I RECEIVE IN THE TRANSACTION?

A: If the Reverse/Forward Stock Split is consummated and you own less than 12 shares of Common Stock prior to the Effective Date, you will receive a cash payment equal to $.65for each share that you own, without interest, as payment for the shares of Common Stock that you own prior to the Effective Date and you will cease to be our Shareholder. Shareholders owning at least 12 shares of Common Stock prior to the Effective Date will remain Shareholders and will not receive any cash payment

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A: Shareholders who do not receive any cash as a result of the Reverse/Forward Stock Split should not recognize any gain or loss as a result of the Reverse/Forward Stock Split. For Continuing Shareholders, their tax basis and holding period in the shares of our Common Stock should generally remain unchanged after the Effective Date. Shareholders who will be paid cash for their shares of our Common Stock as a result of this transaction will generally recognize capital gain or loss for federal income tax purposes. Such gain or loss will be measured by the difference between the cash received by such Shareholder and the aggregate adjusted tax basis of the shares of Common Stock held. While we do not purport to provide personal tax advice to any Shareholder, a summary of the material tax consequences of the reverse stock split can be found in the section “Federal Income Tax Consequences of the Reverse/Forward Stock Split.”

Q:	AM I ENTITLED TO DISSENTERS’ RIGHTS?

A:	No, you are not entitled to appraisal or dissenter rights under either our governance document or under Texas law.

Q:	WHAT IS THE COST TO THE COMPANY TO EFFECT THE REVERSE/FORWARD STOCK SPLIT?

A:	Based on the Purchase Price, we estimate that the total cash outlay of the Company in effecting the Reverse/Forward Stock Split will be approximately $85,000, including $5,000payable on the purchase of fractional shares. This amount could be larger or smaller if the number of fractional shares that will be outstanding upon the Reverse Split changes as a result of purchases or sales of shares of our Common Stock. However, the Company expects to reduce its annual reporting expenses by approximately $200,000if the Reverse/Forward Stock Split is implemented. Management estimates that it will cost the Company approximately $250,000this year to remain an Exchange Act reporting company compared to an estimated $50,000if the Company becomes non-reporting.

Q:	WILL I BE ENTITLED TO VOTE ON THE REVERSE/FORWARD STOCK SPLIT?

A:	No. We have received the written consent of Shareholders holding an aggregate of 52.08% of the issued and outstanding shares of the Common and Preferred Stock. No special meeting of Shareholders is required under Texas law because the requisite Shareholders Consent for the adoption of the Reverse/Forward Stock Split has been obtained and the vote of other Shareholders is not necessary. See “Description of the Reverse/Forward Stock Split–Vote Required.”

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. Shortly after the Effective Date, if you own less than 12 shares of Common Stock, our Exchange Agent will send instructions on where to send your stock certificates and how you will receive cash payments you are be entitled to receive. Once our Exchange Agent receives the stock certificate and the correctly signed paperwork included with the instructions, the cash payment will be sent back by the transfer agent within one or two days.

STRUCTURE OF THE REVERSE/FORWARD STOCK SPLIT

The Reverse/ Forward Stock Split includes both a reverse stock split and a forward stock split of our Common Stock. The Reverse Split is expected to occur following the close of trading on the Effective Date and the Forward Split is expected to occur one minute later. Although the Reverse/ Forward Stock Split has been approved by the requisite number of shareholders, the Board reserves the right, in its discretion, to abandon the Reverse/ Forward Stock Split if it determines that abandoning the Reverse/ Forward Stock Split is in the best interests of the Company.

Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each 12 shares of Common Stock held in his, her or its account immediately prior to the effective time of the Reverse Split. If a registered stockholder holds 12 or more shares of Common Stock in his, her or its account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/ Forward Stock Split. Such holders will not need to exchange or return any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. Any registered stockholder who holds fewer than 12 shares of Common Stock in his, her or its account immediately prior to the effective time of the Reverse Split will receive a cash payment of $.65per pre-split share instead of fractional shares. In connection with the Forward Split, all registered shareholders holding at least 12 shares prior to the Reverse Split will receive 12 shares of Common Stock for every one share of Common Stock they held following the Reverse Split.

We intend for the Reverse/ Forward Stock Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/ Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees. A stockholder holding fewer than 12 shares of Common Stock in street name who wants to receive cash in the Reverse/ Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name in a timely manner to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/ Forward Stock Split. A stockholder holding fewer than 12 shares of Common Stock in street name through a nominee who does not transfer shares into a record account in a timely manner may not have his, her or its shares cashed out in connection with the Reverse/ Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 12  or more shares of Common Stock, holds shares for multiple shareholders in street name and does not provide such beneficial ownership positions in a timely manner toSecurities Transfer Corporation our exchange agent (the “Exchange Agent”).

SPECIAL FACTORS

Reasons for and Purposes of the Reverse/Forward Stock Split

The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to an amount which will be less than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing those of record Shareholders who own relatively small numbers of our shares.

As discussed further in this Information Statement under the caption “Special Factors – Background of the Reverse/Forward Stock Split,” the Board initiated its consideration of the Reverse/Forward Stock Split at a meeting on September 29, 2011. At that meeting, in connection with its regular review of strategic issues confronting the Company, management expressed concern about the expense of remaining a public company and with the continuing obligations to comply with the periodic reporting requirements of the Exchange Act, in light of its belief that the Company was not able to take advantage of the benefits of being publicly held due in part to the illiquidity and declining price of the Company’s Common Stock on the OTC Bulletin Board. Management was also concerned that the stock of UPG, the Company’s 41% subsidiary, representing the Company’s most significant asset, was also publicly traded and represented an alternative market opportunity for those interested in investing in the Company’s business, which might have resulted in a reduced interest in the Company’s stock. As a result of management’s concerns, the Board decided to consider alternatives to remaining a publicly held company.

As a result of the factors discussed further in this Information Statement under the caption “Special Factors – Background of the Reverse/Forward Stock Split,” the Board concluded that any material benefit derived from continued registration under the Exchange Act was outweighed by its cost and burdens. We have been unable to provide increased value to our Shareholders as a public company, the price of our Common Stock as reported on the OTC Bulletin Board has continued to remain low as has the trading volume of such stock. In addition, as a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act, we do not believe that continuing our public company status is in the best interest of the Company or our Shareholders given the current size of the Company.

Even though the Reverse/Forward Stock Split has been approved by the holders of a majority of our outstanding shares, the Board would affect the Reverse/Forward Stock Split only upon its determination that it would continue to be in the best interests of the Shareholders. The Board would determine when to affect the split. No further action on the part of Shareholders will be required to either implement or abandon the Reverse/Forward Stock Split. The Board reserves its right to elect not to proceed, and abandon, the Reverse/Forward Stock Split if it determines, in its sole discretion, that the Reverse/Forward Stock Split is no longer in the best interests of the Company or Shareholders.

If the Board decides to implement the Reverse/Forward Stock Split, the Company will file Articles of Amendment with the Secretary of State of the State of Texas to effect a 1-for-12 reverse stock split of our shares of Common Stock and immediately thereafter file Articles of Amendment with the Secretary of State of the State of Texas to effect a 12-for-1 forward stock split of our shares of Common Stock. The Reverse/Forward Stock Split, if implemented, would not change the number of authorized shares or the par value of Common Stock. The surrender and cancellation of shares held by Cashed Out Shareholders will have the effect of increasing the percentage ownership interest of the Continuing Shareholders.

The Company believes that the Reverse/Forward Stock Split would be in both its and the Shareholders best interest because it expects that the transaction would serve to help save the Company the expense of preparing and filing with the SEC of annual, quarterly and current reports under the Exchange Act, preparing proxy materials in accordance with the Exchange Act and of complying with the Sarbanes-Oxley Act, by reducing the number of record Shareholders to a level to allow the Company to Deregister under the Exchange Act.

We incur substantial direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on reporting companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act. Management estimates that it will cost the Company more than $450,000this year to remain an Exchange Act reporting company and the cost of compliance with the internal control audit assessment and review requirements of Section 404 may be significantly higher in the future. The cost of completing the Reverse/Forward Stock Split is estimated at $85,000 including up to an estimated $5,000 for purchases of fractional shares which is subject to change depending on changes in Shareholder holdings prior to the Effective Date of the Reverse/Forward Stock Split. The following is a comparative list of estimated annual costs of remaining an Exchange Act reporting company versus being a non-reporting company including the one time cost of effecting the Reverse/Forward Stock Split:

	Reporting	Non Reporting

Annual Audit & Quarterly Reviews of Financial Statements	$125,000	$50,000
Audit fees related to Sarbanes-Oxley Act	30,000	-0-
Sarbanes-Oxley Act Consulting	25,000	-0-
Accounting Staff – Sarbanes Oxley Act	15,000	-0-
Consulting Fees related to preparation of periodic reports on Form 10-Q and 10-K	30,000	-0-
Exchange Agent Fees	4,000	-0-
Printing and filing	3,000	-0-
Legal Fees Related to SEC	18,000	-0-
Board Meetings	7,500	-0-
Total Estimated Annual Cost for remaining a reporting company	$257,500	$50,000
Cost for 2011 for effecting the Reverse/Forward Stock Split		$85,000

The table above shows that by terminating its registration under the Exchange Act the Company expects to reduce its annual reporting expenses by approximately $200,000.

Our Board believes that, neither the Company nor its Shareholders derive any material benefit from our status as an Exchange Act reporting company. Notwithstanding the direct financial and managerial burden of being a reporting company, the low trading volume in our Common Stock has not provided significant liquidity to our Shareholders. Because of this lack of an active and liquid trading market, shares of our Common Stock do not serve as useful consideration for acquisitions or other transactions and our Board does not believe that they will be so in the foreseeable future. Finally, the low trading volume has historically resulted in substantial spikes in the trading price when actual trades are made, leading to arbitrary and unfair treatment of Shareholders buying and selling Common Stock. All of these factors, when considered in the context of the anticipated increased costs of remaining a reporting company on account of Section 404, make this an especially appropriate time to Deregister our Common Stock.

In light of these circumstances, our Board believes that it is in the Shareholders’ best interest to undertake the Reverse/Forward Stock Split, enabling us to Deregister our Common Stock. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with Exchange Act reporting and otherwise complying with the requirements imposed under the Exchange Act and the Sarbanes-Oxley Act.

Alternatives Considered

In making the determination to proceed with the Reverse/Forward Stock Split, our Board considered other possible alternatives. As discussed below, however, these other alternatives were ultimately rejected because our Board believed that the Reverse/Forward Stock Split would be the simplest and most cost effective approach in order to achieve the purposes described herein. These alternatives were:

Cash-Out Merger

The Board considered a going private transaction through the reorganization of the Company through a cash-out merger with a new corporation formed solely to effect a re-organization. In a cash-out merger, unaffiliated Shareholders owning the Company’s Common Stock would receive cash equal to the fair value of the Common Stock in exchange for their shares and no unaffiliated Shareholders would have an opportunity to remain Continuing Shareholders. Based on management’s estimates, a cash-out merger of this type would have been very costly and the Board anticipated that the Company would have to incur debt to finance such a reorganization, which could potentially weaken the Company’s capital position.

Sale of the Company

The Board also considered the sale of the Company. However, due to the significant adverse tax consequences that would be incurred by any purchaser, the Board concluded that a sale at this time was not practical nor in the best interest of our Shareholders.

Odd Lot Tender Offer

The Board considered an odd lot-tender offer by which we would offer to repurchase all of the shares held by shareholders owning less than 100 shares of our Common Stock. The results of an odd lot tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to permit us to reduce the number of record shareholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse/Forward Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that shareholders would tender a significant number of shares.

Purchase of Shares in the Open Market

The Board also considered purchasing our shares in the open market in order to reduce the number of our record shareholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing shares in isolated transactions would reduce the number of shareholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister in a reasonable period of time.

Maintaining the Status Quo

The Board also considered taking no action to reduce the number of Shareholders. However, due to the significant and increasing costs of remaining an Exchange Act reporting company and other considerations described herein, the Board believed that maintaining the status quo not to be in the best interests of the Company or its unaffiliated Shareholders. We would continue to incur the expenses of remaining an Exchange Act reporting company without realizing the benefits of being a reporting company.

Background of the Reverse/Forward Stock Split

Selection of Independent Consultant

The Company’s Directors in or about June, 2011 reviewed the increasing expenses being incurred by the Company by being a public reporting company and considered various alternatives for eliminating such expenses. Both the sale of the Company and going private by purchasing the shares of the public Shareholders were considered and rejected as either not practicable or too expensive. The third possibility of Deregistration by reducing the number of Shareholders through a reverse stock split was then considered. To better evaluate this alternative and costs involved the Board decided to engage the Independent Consultant to consider the value of a share of the Company’s Common Stock for use in a reverse stock split transaction.

In September 2011 members of the Board met with the Independent Consultant which was recommended by Company’s management based on their understanding that the Independent Consultant had a pre-existing knowledge base of the Company and its industry. After reviewing the Independent Consultant’s experience and reputation in business valuations, its independence from the Company and each of the directors, and the fee quoted for the engagement, the Board unanimously selected the Independent Consultant to determine the fair market value of a single share of the Company’s Common Stock for the purpose of evaluating a potential reverse/ stock split transaction. The terms of the engagement are described in more detail below. The Independent Consultant was typically engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, fairness opinions, private placements, minority shareholder representations and valuations for corporate estate and other purposes.

The Independent Consultant’s Appraisal Report

The Independent Consultant, after reviewing the financial statements of the Company and Universal Power Group, Inc. (UPG), a 41% subsidiary of the Company, and AlphaNet Hospitality Systems, Inc. (AlphaNet), the wholly-owned subsidiary of the Company, and meeting with the Chief Financial Officer of the Company rendered its report on January 12, 2012 (the “Appraisal Report”). In its Appraisal Report the Independent Consultant concluded that the appropriate valuation methodology in valuing the Company’s Common Stock was the “Asset Approach” in which the valuation of the Company is based on a determination of the value of each underlying asset and liability. In utilizing this approach, the Independent Consultant rejected both the “Income Approach and Market Approach” as inapplicable for a Company whose assets consisted in large part of its holdings in UPG and AlphaNet. Applying the Asset Approach to valuation and after making adjustments to the carrying value of the Company’s net assets on the balance sheet allocable to the Common Stock, the Independent Consultant determined that as of November 23, 2011 (the “Valuation Date”) the

Company’s net asset value applicable to its Common stock was $6.1 million which when divided by the approximately 9.9 million shares of Common Stock resulted in a per Common Stock value of $.65 as of November 23, 2011. The Independent Consultant indicated in its Appraisal Report a range between $.56 and $.65 as a fair range for the price of a single share of Common Stock as of the Valuation Date. In reaching this result the Independent Consultant disregarded consideration of the historical or current market prices of the lightly traded Common Stock as not relevant to its valuation approach.

Board’s Determination of Stock Split and Purchase Price

At a Board meeting held by telephone on January 26, 2012 at which all Members of the Board were present, the Board reviewed the Appraisal Report of the Independent Consultant in light of the year-end financials and various options available to the Company to reduce substantial operating and other costs including taking the Company private as well as a sale or merger of the Company. They agreed unanimously that the most feasible and economical way to reduce costs was to Deregister by reducing the number of Shareholders to less than 300 and to accomplish such Deregistration through a one for 12 reverse split of the Common Stock followed immediately by a 12 for one Forward Split of the Common Stock. On the basis of this review and analysis the Board proposed a pre-split Purchase Price of $.65 a share for fractional shares a price significantly higher than the average of the high and low bid quotation for such shares for each quarter over the past two years, which in its judgment would be fair to Shareholders.

Impact of the Reverse/Forward Stock Split

If the Reverse/Forward Stock Split is effected the split ratio will be the same for all outstanding shares of Common Stock. However, because the Reverse/Forward Stock Split will result in reducing the number of Shareholders and the shares held by them the percentage ownership interest in the Company by the Continuing Shareholders should increase. Because the number of authorized shares of Common Stock will not be reduced and the shares redeemed by us will be retired and become authorized but unissued shares, the Reverse/Forward Stock Split will increase the Board’s ability to issue authorized and unissued shares of Common Stock without further Shareholder action. The Company presently has no specific plans to issue any shares of Common Stock after the Effective Date.

The principal effects of the Reverse/Forward Stock Split will be that:

•         the number of record holders of Common Stock will be reduced from 622 to approximately 270;

•         An estimated 3,000pre-Reverse Split shares of Common Stock will be redeemed by the Company from the Cashed Out Shareholders reducing the outstanding shares of Common Stock to approximately 9,898,255; and

•         The Company will apply for Deregistration under the Exchange Act as soon as practicable after the Effective Date.

Effect on Cashed Out Shareholders

If the Reverse/Forward Stock Split is implemented, Cashed Out Shareholders will:

•	not receive any fractional shares of Common Stock;

•	receive cash equal to the Purchase Price multiplied by the number of shares of Common Stock they held immediately before the Effective Date in accordance with the procedures described in this Information Statement;

•	not be required to pay any service charges or brokerage commissions in connection with the redemption of their shares of Common Stock;

•	not receive any interest on the cash payments made as a result of the Reverse/Forward Stock Split; and

•	have no further ownership interest in our Company and no further voting rights.

Cash payments to CashedOutShareholders as a result of the Reverse/Forward Stock Split will be subject to income taxation if the cash payment exceeds a Shareholder’s tax basis. For a discussion of the federal income tax consequences of the Reverse Stock Split, please see the section of this Information Statement entitled “Federal Income Tax Consequences.”

Effect on Continuing Shareholders

If the Reverse/Forward Stock Split is consummated, Continuing Shareholders will:

•         continue to be our Shareholders and will be the only persons entitled to vote as Shareholders after the Effective Date; and

•         own the same number of shares of Common Stock which they owned prior to the Effective Date.

Effect on Beneficial Shareholders

We intend for the Reverse/ Forward Stock Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/ Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees. A stockholder holding fewer than 12 shares of Common Stock in street name who wants to receive cash in the Reverse/ Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name in a timely manner to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/ Forward Stock Split. A stockholder holding fewer than 12 shares of Common Stock in street name through a nominee who does not transfer shares into a record account in a timely manner may not have his, her or its shares cashed out in connection with the Reverse/ Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 12 or more shares of Common Stock, holds shares for multiple shareholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent.

Advantages of Deregistration

Cost Savings

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being an Exchange Act reporting company in general, and the costs of our remaining an Exchange Act reporting company in particular, are expected to continue to increase in the near future. Legislation, such as the Sarbanes-Oxley Act, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being an Exchange Act reporting company as well as increase audit fees and other costs of compliance, such as securities counsel fees, increased outside director fees and greater potential liability faced by our officers and directors. We also incur substantial indirect costs as a result of, among other things, our management’s time expended to prepare and review our public filings.

Our Board believes that, by Deregistering our shares of Common Stock and suspending our periodic reporting obligations, we will realize substantial annual cost savings. This estimated annual cost savings reflect, among other things: (i) a reduction in audit, legal, administrative and other fees, (ii) the elimination of various internal costs associated with filing Exchange Act reports with the SEC, (iii) the reduction or elimination of the cost of officers and directors liability insurance, and (iv) the reduction or elimination of various clerical and other expenses, including printing and stock transfer expenses.

Opportunity for Cashed Out Shareholders to Sell Their Holdings at or Above the Then Current Market Trading Price, Without Brokerage Fees or Commissions

In connection with the Reverse/Forward Stock Split, our Board, with the assistance of the Independent Consultant, determined that the Purchase Price is fair to Cashed Out Shareholders because it provides them an opportunity to liquidate their holdings at a fair price which is in excess of the current market price, without brokerage fees or commissions.

Ability to Control Decision Whether to Remain as a Shareholder

Another factor the Board considered in evaluating the fairness of the transaction to the Cashed Out Shareholders is that current holders of fewer than 12 shares of our Common Stock can remain as Shareholders, even if the Reverse/Forward Stock Split is consummated, by acquiring additional shares so that they own at least 12 shares of Common Stock immediately before the Effective Date. Conversely, Shareholders that own 12 or more shares of Common Stock can reduce their holdings to fewer than 12 shares by selling shares prior to the transaction. However, as noted previously, there is a historical lack of a market for our existing Shareholders to buy or sell shares of Common Stock on the OTC Bulletin Board so there is no assurance that any such purchases or sales can be effected.

Management Efficiency

Another factor considered by the Board is the efficiency of our Management. Our Board believes that consummating the Reverse/Forward Stock Split and ending our status as an Exchange Act reporting company will enable management to concentrate its efforts on our long-term growth, free from the constraints and distractions of being a reporting company. Our Board believes that we will benefit more if their business decisions can be made with a view toward long-term growth and with less emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of our Common Stock.

Change in Percentage Ownership of Continuing Shareholders

An estimated maximum of approximately 3,000out of 9,901,255 shares of our Common Stock would be eliminated as a result of the Reverse/Forward Stock Split. As a result of the Cashed Out Shareholders, the percentage ownership of Continuing Shareholders should be increased by approximately .03%. Even though most of our affiliated Shareholders will not be cashed out after the Reverse/Forward Stock Split, we believe that structuring the transaction in a manner which enables non-affiliated Shareholders to realize the fair market value of their shares without brokerage fees, supports the fairness of the transaction to all the unaffiliated Shareholders.

Disadvantages of Deregistration

Substantial or Complete Reduction of Public Sale Opportunities for Our Continuing
Shareholders

Following the Effective Date, selling shares of Common Stock in the public market may no longer be a realistic option. We anticipate that the already limited market for shares of our Common Stock will be reduced or eliminated altogether.

Loss of Certain Publicly Available Information

The information regarding our operations and financial results in the form that is currently available to the general public and our Shareholders will not be available after Deregistration. We do not intend to continue to provide audited annual financial results to our Shareholders. Upon Deregistration, investors seeking information about us will have to contact us directly to receive such information. We cannot assure you that we will be in a position to provide the requested information to an investor.

While our Board acknowledges the circumstances in which such termination of certain publicly available information may be disadvantageous to some of our Shareholders, our Board believes that the overall benefit to the Company to no longer be an Exchange Act reporting company substantially outweighs the disadvantages to those Shareholders.

Possible Significant Decline in the Value of Our Common Stock

Because of the limited liquidity for the shares of our Common Stock following the consummation of the Reverse/Forward Stock Split and the diminished opportunity for our Shareholders to monitor actions of our management due to the lack of public information, Continuing Shareholders may experience a decrease in the value of their shares of our Common Stock, which decrease may be significant.

Inability to Participate in Any Future Increases in Value of Our Common Stock

Cashed Out Shareholders will have no further financial interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares, including without limitation if we were to become an Exchange Act reporting company again in the future. We, along with each of our Directors, determined that this factor does not make the transaction unfair to Cashed Out Shareholders, because those who wish to remain Shareholders after the Effective Date can do so by acquiring additional shares so that they own at least 12 shares of our Common Stock before the Effective Date.

Interests of Affiliated Persons in the Transaction

In considering the recommendation of our Board with respect to the Reverse/Forward Split, our Shareholders should be aware that our Directors have interests in the transaction, which are in addition to, or may be different from, our Shareholders generally. These interests may create potential conflicts of interest including, but not limited to, the significant increase in legal exposure for members of boards of directors of public reporting companies, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board and our executive officers will be reduced after the Deregistration. The beneficial ownership of Common Stock by our executive officers and directors is provided below in the section below entitled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters”.

FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT TO SHAREHOLDERS

The Fairness Opinion

On January 26, 2012, the Independent Consultant delivered an oral report to the Board advising it of its opinion that the Reverse/Forward Stock Split, including the Purchase Price, would be fair to Unaffiliated Shareholders. In support of its oral report the Independent Consultant delivered its written opinion a copy of which is annexed hereto as Exhibit B (“Fairness Opinion”). The Fairness Opinion states that as of the date of the Fairness Opinion and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the Reverse/Forward Stock Split and the Purchase Price is fair to Shareholders from a financial point of view. The Fairness Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on, and the information made available to the Independent Consultant as of, the date of the Fairness Opinion. Subsequent developments may affect the Fairness Opinion and the Independent Consultant does not have an obligation to update, revise or reaffirm the Fairness Opinion.

No limitations were imposed by the Board or management with respect to the investigations made or procedures followed by the Independent Consultant in rendering the Fairness Opinion. The Fairness Opinion is directed to the Board as support for the valuation of the Purchase Price used in the Reverse/Forward Stock Split but it does not constitute any recommendation with respect to the benefit of the Reverse/Forward Stock Split itself.

In preparing the Fairness Opinion, the Independent Consultant, among other things, (i) reviewed the Company’s Annual Report on Form 10-K for the years ended December 31, 2010 through December 31, 2007, (ii) reviewed the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and September 30, 2010; (iii) reviewed the December 31, 2010 year-end financial statements of the Company, UPG and AlphaNet, (iv) received certain financial information relating to UPG, the Company's 41% owned subsidiary (v) received certain financial and operating information provided by management relating to the Company’s prospects for the ensuing year; and (vi) interviewed the senior management of the Company and UPG.

For providing advisory services, conducting its analyses and rendering its Fairness Opinion, the Company paid the Independent Consultant professional fees in the amount of approximately $25,000, and agreed to reimburse the Independent Consultant for direct expenses related to its services. In addition, the Company has agreed to indemnify the Independent Consultant and related persons against liabilities, including liabilities under federal and state securities laws, arising out of its engagement. Neither the Company nor any of its management-related Shareholders has any ongoing relationship with the Independent Consultant.

Factors Considered by the Independent Consultant in Determining Fairness to Unaffiliated
Shareholders

The Independent Consultant updated its analysis in its Appraisal Report and evaluated all of following factors in arriving at its conclusion. In rendering its Fairness Opinion the Independent Consultant relied primarily as it did in the Appraisal Report on the asset approach to valuation. This was performed consistent with past practice by the Independent Consultant, including past experience by the principals of the Independent Consultant in past engagements, and was not done differently or in a different manner in connection with the matter at hand.

The following paragraphs summarize the material analyses performed by the Independent Consultant in arriving at the Fairness Opinion as delivered to the Board.

They determined the fair market values of investments in AlphaNet and UPG and performed an asset approach to arrive at Zunicom's net asset value. Using a discounted cash flow analysis, they determined the present value of the sum of AlphaNet's future unlevered, after-tax cash flows, including terminal values. They compared the implied market value of AlphaNet's goodwill with the reported goodwill value associated with Zunicom's investment in AlphaNet to arrive at the fair value of goodwill as of September 30, 2011. They prepared a similar discounted cash flow analysis and determined the present value of the sum of UPG's future unlevered, after-tax cash flows, including terminal values, of UPG. Their discounted cash flow forecast for UPG was based on industry expectations as well as UPG's recent operating performance and its historical financial ratios. They also applied a guideline public company analysis based on market prices of comparable publicly traded companies, and a precedent transactions analysis based on acquisition prices and corresponding pricing multiples observed in mergers and acquisitions of companies with operations deemed comparable to UPG. They then determined the fair value of Zunicom's investment in UPG and made a corresponding adjustment to the book value of the UPG investment in the Zunicom asset approach.

In determining the fairness of the Reverse/Forward Stock Split to Shareholders, each of the Directors expressly endorsed the Fairness Opinion, the findings and analyses of the Independent Consultant included in this Information Statement and in its report to the Company, and the other factors considered by the Company as expressed in this Information Statement including, the procedural fairness of the Reverse/Forward Stock Split to unaffiliated Shareholders, as described in the paragraphs that follows, and the factors described in the preceding subsections of Special Factors including, Reasons For and Purposes of the Reverse/Forward Stock Split and Advantages and Disadvantages of the Reverse/Forward Stock Split. Accordingly, each member of management reasonably believes that the Reverse/Forward Stock Split is fair to unaffiliated Shareholders.

Board Determination of Fairness of the Reverse/Forward Stock Split to Shareholders

Each of the Directors believes that the Reverse/Forward Stock Split is substantively and procedurally fair to our unaffiliated Shareholders. The basis for such belief with respect to substantive fairness is reflected in the Fairness Opinion, the findings and analyses of the Independent Consultant in its reports to the Company which is expressly adopted by each of the Directors. With respect to its procedural fairness, the Board concluded that the combined judgment of all of the directors coupled with the supporting fairness opinion of the Independent Consultant would be sufficient in itself to establish the procedural fairness of the terms of the Reverse/Forward Stock Split. Since there were no truly independent members of the Board, the appointment of a separate Board committee to consider the strategic alternatives or the terms of a Reverse/Forward Stock Split was not feasible. Moreover, in the judgment of the Board the cost of retaining separate independent counsel was not justified by the relatively small size of the transaction. In this regard, it was noted that the procedural fairness to unaffiliated Shareholders was supported by the fact that a Shareholder could decide whether to remain a Shareholder or be cashed out by buying or selling shares in a stock market so as to hold more or less than 12 shares of Common Stock immediately prior to the Reverse/Forward Stock Split.

DESCRIPTION OF THE REVERSE/FORWARD STOCK SPLIT

Procedure for Effecting Reverse/Forward Stock Split

The Reverse/Forward Stock Split will become effective on the date of filing the Articles of Amendment or on such future date deemed appropriate by the Board, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. The text of the Articles of Amendment is set forth in Appendix A to this Information Statement. The text of the Articles of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Texas and as the Board deems necessary and advisable to affect the Reverse/Forward Stock Split.

Vote Required

We have received the written consent of Shareholders holding an aggregate of 5,156,693 shares of the Company’s stock representing 52.08% of the outstanding shares of Common and Preferred Stock. No Special Meeting is required under Texas law because the requisite consent has been obtained and the vote of the Shareholders is not necessary. The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of unaffiliated Shareholders. First, the Board believes that any such vote may not provide additional protection to those unaffiliated Shareholders because those unaffiliated Shareholders who will be cashed out in the Reverse/Forward Stock Split may have different interests from those unaffiliated Shareholders who will not be cashed out in such Reverse/Forward Stock Split. Also many of our Shareholders own less than 12 shares of Common Stock and are less likely to vote at Shareholder meetings. The Reverse/Forward Stock Split is also a matter that could not be voted on by brokers without instructions from beneficial holders of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted.

Authorized Shares

The Reverse/Forward Stock Split would affect all issued shares of Common Stock. On the Effective Date, the number of authorized shares of Common Stock available for issuance is estimated to increase by 3,000 shares due to the reduction in the number of issued shares of the Common Stock as a result of the Reverse/Forward Stock Split. As of January 31, 2012, we had 50,000,000 shares of authorized Common Stock and 9,901,557 shares of Common Stock outstanding. We will continue to have 1,000,000 authorized shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of the Common Stock will be diluted.

Accounting Matters

The Reverse/Forward Stock Split will not affect the par value of Common Stock. As a result, as of the Effective Date of the Reverse/Forward Stock Split, the stated capital attributable to Common Stock on our balance sheet will be reduced based on the number of shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Common Stock will be restated because there will be fewer shares of Common Stock outstanding.

Appraisal Rights

Shareholders are not entitled to appraisal or dissenters rights in regard to the Reverse/Forward Stock Split under Texas law or our Certificate of Incorporation.

COSTS/SOURCE OF FUNDS AND EXPENSES

Based on estimates of the record ownership of shares of our Common Stock, the number of shares outstanding and other information as of the Record Date, and assuming that approximately 3,000 pre-split shares are cashed out, we estimate that the total funds required to consummate the Reverse/Forward Stock Split will be approximately $85,000, of which approximately $5,000 will be used to pay the consideration to Shareholders entitled to receive cash for their shares of our Common Stock and $80,000 will be used to pay the costs of the transaction, estimated as follows:

Independent Consultant fees and expenses	$25,000
Legal fees and expenses	$50,000
Mailing costs, transfer agent fees and other costs	$5,000

$80,000

The Company has sufficient funds to accomplish the Reverse/Forward Stock Split without resort to outside financing.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE
REVERSE/FORWARD STOCK SPLIT

We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse/Forward Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize time and cost savings as a result of terminating our status as a company filing reports with the Securities and Exchange Commission. When the Reverse/Forward Stock Split is consummated, all persons owning fewer than 12 shares of Common Stock at the effective time of the Reverse/Forward Stock Split will no longer have any equity interest in, and will not be shareholders of, the Company, and therefore will not participate in our future potential earnings and growth.

When the Reverse/Forward Stock Split is effected, we believe that, based on our stockholder records, approximately 270 holders will remain as holders of Common Stock, beneficially owning 100% of the outstanding Common Stock. Shareholders who currently beneficially own in excess of 99% of the outstanding Common Stock will beneficially own 100% of the outstanding Common Stock after the Reverse/Forward Stock Split. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement.

We plan, following the consummation of the Reverse/Forward Stock Split, to become a privately held company. The registration of our Common Stock under the Exchange Act will be terminated. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and shareholders owning more than 10% of Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be to enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act.

Other than as described in this Information Statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) sell or transfer any material amount of our assets' (iii) change our Board or management; (iv) change materially our indebtedness or capitalization; or (v) otherwise effect any material change in our corporate structure or business.

RECOMMENDATION OF THE BOARD;
FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT

The Board believes that the Reverse/Forward Stock Split is fair to our unaffiliated shareholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split and thus recommended a vote for the proposed Certificates of Amendment. For the factors considered by the Board see the discussion in the Information Statement under the captions “Special Factors – Reasons for and Purposes of the Reverse/Forward Stock Split,” Special Factors – Alternatives Considered,” “Special Factors – Background of the Reverse/Forward Stock Split” and “Special Factors – Impact of the Reverse/Forward Stock Split.”

Fairness Determination by John Rudy

John Rudy, who has been deemed a “filing person” for purposes of Schedule 13E-3, has adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is procedurally and substantively fair to our unaffiliated shareholders, both to shareholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing shareholders of the Company and to shareholders who will retain an equity interest in the Company.

Withdrawal

The Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our shareholders, or litigation affecting our ability to proceed with the Reverse/Forward Stock Split. If the Board decides to withdraw or modify the Reverse/Forward Stock Split, the Board will notify the shareholders of such decision promptly in accordance with applicable rules and regulations.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE/FORWARD STOCK SPLIT

The following is a summary of certain material United States federal income tax consequences of the Reverse/Forward Stock Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the transaction. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Shareholder may vary depending upon the particular facts and circumstances of such Shareholder. Each Shareholder is urged to consult with such Shareholder’s own tax advisor with respect to the tax consequences of the Reverse/Forward Stock Split. As used herein, the term United States holder means a Shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Federal Income Tax Consequence of the Reverse/Forward Stock Split on the Company

The Company will not recognize any gain or loss as a result of the Reverse/Forward Stock Split.

Federal Income Tax Consequence of the Reverse/Forward Stock Split on Unaffiliated Shareholders

Each Shareholder of record prior to the Reverse/Forward Stock Split who as a result of the Reverse/Forward Stock Split ceases to hold, either directly or indirectly, any shares of Common Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the cash received by such Shareholder in the Reverse/Forward Stock Split and the Shareholder’s basis in the shares cancelled in the Reverse/Forward Stock Split. This gain or loss will be capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and will be long-term if the Shareholder’s holding period in the shares is more than one year at the time of the Reverse/Forward Stock Split.

Each continuing Shareholder will not recognize any gain or loss for federal income tax purposes and the holding period and tax basis of their shares will be unchanged.

Generally

Other than the cash payments for fractional shares, no gain or loss should be recognized by a Shareholder upon such holder’s exchange of pre-split shares for post-split shares pursuant to the Reverse/Forward Stock Split. The aggregate tax basis of the post-split shares received in the Reverse/Forward Stock Split will be the same as the Shareholder’s aggregate tax basis in the pre-split shares exchanged therefor. The Shareholder’s holding period for the post-split shares will include the period during which the Shareholder held the pre-split shares surrendered in the Reverse/Forward Stock Split.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2009 and December 31, 2010 and from unaudited consolidated interim financial statements as of and for the quarters ended September 30, 2010 and September 30, 2011. In the opinion of management, all adjustments (consisting only of normal year-end accruals), which are necessary for a fair presentation of the financial position and results of operations, have been included. The consolidated statements of earnings for the quarter ended September 30, 2011 are not necessarily indicative of results for the full fiscal year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Our audited consolidated financial statements as of and for the years ended December 31, 2009 and December 31, 2010 are hereby incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010. Our unaudited consolidated financial statements as of and for the nine months ended September 30, 2010 and September 30, 2011 are hereby incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 2011.

Summary Financial Information

	Nine Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2011	September 30, 2010	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Total revenue	$1,141	$588	$849	$-
Cost of revenue	583	304	448	-
Income (Loss) from continuing operations	(488)	(494)	(685)	(810)
Equity in earnings of Investee	280	894	1,143	(90)
Net (loss) Income	$(220)	$32	$264	(3,533)
Loss on Impairment	-	-	-	(4,368)
Per weighted-average common shares outstanding:
Net Income (loss)*	$(.02)	$-	$.02	$(.36)

Weighted average common shares outstanding

*	Basic and diluted income / (loss) per share are the same.

(in thousands, except per share data)	September 30, 2011	September 30, 2010	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Total current assets	$4,416	$4,591	$4,568	$5,730
Property and equipment, net	10	9	9	20
Intangible assets, net	319	436	407	-0-
Investment in Unconsolidated Investee	4,780	4,240	4,489	3,346

Total assets	$9,255	$9,276	$9,473	$9,096

Total current liabilities	$471	$381	$511	$390
Non-current deferred tax liability	2,445	2,597	2,425	2,462
Accumulated deficit	(3,010)	(3,000)	(2,774)	(3,016)
Total shareholders’ equity	6,339	6,298	6,537	6,244
Total liabilities and shareholders’ equity	$9,255	$9,276	$9,473	$9,096
Book value per common share	$0.65	$0.65	$0.67	$0.64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock and Preferred Stock as of December 31, 2011 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of Zunicom, Inc., (iii) each of the executive officers of Zunicom, and (iv) all directors and executive officers of Zunicom as a group.

	Common Stock		Series A Preferred Stock
Name and Address	Amount and Nature of Beneficial Ownership(1)	% of Class(2)	Amount and Nature of Beneficial Ownership(1)	% of Class(2)

William Tan Director, President and CEO 4315 W. Lovers Lane Dallas. TX 75209	2,927,044 Direct and Indirect	29.56%	-0-	-0-

Kim Yeow Tan 11 Jalan Medang Bukit Bandaraya 59100 Kuala Lumpur, Malaysia	991,818 (4) Indirect	10.01%	-0-	-0-

Ian Colin Edmonds Director 4315 W. Lovers Lane Dallas. TX 75209	271,988(5) Direct	2.75%	-0-	-0-

John Rudy Director and Chief Financial Officer 4315 W. Lovers Lane Dallas. TX 75209	50,000(6) Direct	0.5%	-0-	-0-

All Directors And Executive Officers as a Group (3 persons)	3,249,032	32.58%	-0-	-0-

_______________________________

(1)     Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to his or her shares, other than shares subject to options.

(2)     Percent of Class for the Common Stock is based on the 9,901,257 shares outstanding as of December 31, 2011, 2011. In addition, shares which a person had the right to acquire within 60 days are also deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person. Does not include shares assumable upon exercise of any warrants, options or other convertible rights, which are not exercisable within 60 days from September 30, 2011.

(3)     Represents (i) 514,759 shares directly held by Mr. Tan, (ii) stock options to acquire 25,000 shares of common stock, (iii) 1,410,012 shares of common stock held by Placement & Acceptance, Inc., a company of which Mr. Tan is a director and officer, (iv) 977.273 shares of common stock held by Ventures International, Ltd., a company of which Mr. Tan is a director and officer.

(4)     Represents (i) 991,818 shares of common stock held by Gin Securities, Ltd., a company of which Kim Yeow Tan is a principal,.

(5)   Represents (i) 246,988 shares directly held by Mr. Edmonds, and (ii) stock options to acquire 25,000 shares of common stock.

(6)   Represents stock options to acquire 50,000 shares of common stock.

AVAILABLE INFORMATION

The Reverse/Forward Stock Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse/Forward Stock Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 and all exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Zunicom, Inc. 4315 West Lovers Lane, Dallas, Texas 75209 Attn: John Rudy, You can also obtain, without charge, reports, proxy statements and other information about the Company, by contacting us at telephone 732-208-0454.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters.

You may obtain copies of these materials by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov

By Order of the Board of Directors

William Tan

President and Chief Executive Officer

Dated: _______________, 2012

EXHIBIT A

Form 424 (Revised 05/11) Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: See instructions		This space reserved for office use.
Certificate of Amendment

Entity Information

The name of the filing entity is: ZUNICOM, INC.

State the name of the entity as currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name.

The filing entity is a: (Select the appropriate entity type below.)

☑For-profit Corporation [_] Professional Corporation

[_]Nonprofit Corporation [_] Professional Limited Liability Company

[_] Cooperative Association [_] Professional Association

[_]Limited Liability Company [_]Limited Partnership

The file number issued to the filing entity by the secretary of state is: 121736600

The date of formation of the entity : January 10, 1992

Amendments

1. Amended Name

(If the purpose of the certificate of amendment is to change the name of the entity, use the following statement)

The amendment changes the certificate of formation to change the article or provision that names the filing entity. The article or provision is amended to read as follows:

The name of the filing entity is: (state the new name of the entity below) N/A

The name of the entity must contain an organizational designation or accepted abbreviation of such term, as applicable.

2. Amended Registered Agent/Registered Office

The amendment changes the certificate of formation to change the article or provision stating the name of the registered agent and the registered office address of the filing entity. The article or provision is amended to read as follows:

Form 424 6

Registered Agent

(Complete either A or B, but not both. Also complete C.)

[_]A. The registered agent is an organization (cannot be entity named above) by the name of:

OR

[_]B. The registered agent is an individual resident of the state whose name is:

First Name MI. Last Name Suffix

The person executing this instilment affirms that the person designated as the new registered agent has consented to serve as registered agent.

C. The business address of the registered agent and the registered office address is:

TX

Street Address (No P.O. Box) City State Zip Code

3. Other Added, Altered, or Deleted Provisions

Other changes or additions to the certificate of formation may be made in the space provided below. If the space provided is insufficient, incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

TX
Street Address (No P.O. Box)	City	State Zip Code

Add each of the following provisions to the certificate of formation. The identification or reference of the added provision and the full text are as follows:

Article Four of the Articles of Incorporation is amended by adding Subsections F and G, as follows:

F.                  At the time these Articles of Amendment are effective, the issued and outstanding shares of common stock, $0.01 par value per share, of the Corporation will be combined twelve (12) for one (1), such that each twelve (12) shares of common stock of the Corporation then issued and outstanding shall be automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of common stock of the Corporation. Rather than being entitled to receive fractional shares, Corporation shareholders holding fewer than twelve (12) shares of common stock at the effective time will be entitled to receive from the Corporation $0.65 in cash for each pre-combined share. All other shareholders of the Corporation will be entitled to receive a fractional share of common stock to the extent the combination results in a remainder, based on the ratio of remaining shares to twelve (12).

G.                Immediately after the foregoing subsection F is effective, each issued and outstanding share of common stock of the Corporation, whole or fractional, and each interest representing the right to receive a fractional share immediately prior to the time this amendment becomes effective shall be automatically reclassified and changed (without any further act) into twelve (12) fully paid and nonassessable shares of common stock of the Corporation (or, with respect to such fractional shares and interests, such lesser number of shares based upon applying the one (1) for twelve (12) ratio).

[_]Alter each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

Form 424 7

[_]Delete each of the provisions identified below from the certificate of formation.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing (Select either A, B, or C.)

A.              [_] This document becomes effective when the document is filed by the secretary of state.

B.              [_] This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:

C.              [_] This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:
The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date:
By:
Signature of authorized person
John Rudy, Vice President and CFO Printed or typed name of authorized person (see instruction

EXHIBIT B

January 12, 2012

Main Street Suite 2N

Matawan, NJ 07747

Dear Members of the Board of Directors:

We understand that Zunicom, Inc. (“Zunicom” or the “Company”) is contemplating a transaction in which the Company will effect a 1 to 12 reverse stock split followed by a 12 to 1 forward split and concurrently purchase shares of Zunicom stock for $0.65 per share in cash consideration payable to Zunicom shareholders that hold less than 12 shares on the date of record (the “Transaction”). We understand that the result of the transaction will reduce the shareholder of record count from 622 to 270. It is our understanding that the decision to enter into the Transaction will be made by Zunicom’s Board of Directors (the “Zunicom Board”).

The Zunicom Board has requested that VALUE Incorporated render an opinion (the “Opinion”) as to the fairness of the Transaction, from a financial point of view, to Zunicom’s stockholders. For purposes of this determination, fair market value will be defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell.

Our opinion does not address any other aspect of the Transaction. The Opinion does not constitute a recommendation to Zunicom’s Board or Zunicom’s management, to effect the Transaction or to the relative merits of other business strategies or alternatives to the proposed Transaction. Furthermore, we have not been engaged to, nor did we, negotiate the Transaction or advise you with respect to other strategic alternatives. In forming our opinions, we were provided with financial performance data of Zunicom, Universal Power Group, Inc. (“UPG”), and AlphaNet Hospitality Systems, Inc. (“AlphaNet”) as well as expectations of future performance expressed by Zunicom management. The information we relied upon to form our opinions was dated on or before November 9, 2011. We assume no changes have occurred, nor do we take responsibility for any changes that would have a material impact on our opinion since November 9, 2011.

We understand that our analysis and report, together with our opinion and with other information deemed relevant by the Zunicom Board, will be considered by the Zunicom Board in assessing whether the Transaction is fair, from a financial point of view, to the stockholders of Zunicom. No other purpose for our work is intended or should be inferred. Except as set forth herein, you agree not to publish or use our work product for any other purpose without our express

Board of Directors of Zunicom, Inc. January 12, 2012

knowledge and prior written consent. We are under no obligation to update, revise or reaffirm our Opinion.

In performing our analysis, the work steps we completed included, but were not limited to, the following:

•      We interviewed senior management of Zunicom and UPG concerning the Companies’ historical financial performance, current financial condition, and prospects for the future;

•      We reviewed certain audited financial statements and SEC filings filed by Zunicom, for the years ended December 31, 2007 through December 31, 2010 and for the nine month periods ended September 30, 2010 and September 30, 2011;

•      We examined certain publicly available business and financial information concerning Zunicom, UPG, and AlphaNet and the associated industries in which they operate;

•      We examined certain financial information and other internal data relating to Zunicom’s business and financial prospects that were provided by the management of Zunicom;

•      We examined publicly available information regarding publicly traded companies with operations deemed comparable to UPG;

•      We analyzed information regarding precedent business transactions involving companies deemed comparable to UPG;

•      We reviewed other financial, economic, and market data we gathered from publiclyavailable sources during our analysis; and

•      We performed other financial analyses, studies, and investigations, and considered other factors as VALUE deemed appropriate for the purposes of its opinion.

Because Zunicom is structured as a holding company, the value of its equity is highly dependent on the investments it has made in AlphaNet and UPG. We determined the fair market values of investments in AlphaNet and UPG and performed an asset approach to arrive at Zunicom’s net asset value. Using a discounted cash flow analysis, we determined the present value of the sum of AplhaNet’s future unlevered, after-tax cash flows, including terminal values. We compared the implied market value of AlphaNet’s goodwill with the reported goodwill value associated with Zunicom’s investment in AlphaNet to arrive at the fair value of goodwill as of September 30, 2011. We prepared a similar discounted cash flow analysis and determined the present value of the sum of UPG’s future unlevered, after-tax cash flows, including terminal values, of UPG. Our discounted cash flow forecast for UPG was based on industry expectations as well as UPG’s recent operating performance and its historical financial ratios. We also applied a guideline public company analysis based on market prices of comparable publicly traded companies, and a precedent transactions analysis based on acquisition prices and corresponding pricing multiples observed in mergers and acquisitions of companies with operations deemed comparable to UPG..We then determined the fair value of Zunicom’s investment in UPG and made a corresponding adjustment to the book value of the UPG investment in the Zunicom asset approach. Based onBoard of Directors of Zunicom, Inc. January 12, 2012

these analyses, we concluded the range of fair market value for a share of Zunicom common stock.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the data, material and other information supplied to us, or publicly available, with respect to the Zunicom and UPG and do not assume any responsibility with respect to such data, material, or other information. We have relied upon Zunicom and UPG management representations, and we have assumed, that the financial statements provided to us are accurate and that no material changes in business, assets, liabilities, financial condition, financial results or future prospects have occurred since the financial statements were prepared which would have a material affect on the financial condition of the Companies. We have not conducted a physical inspection or an independent appraisal of any of the individual properties or assets of the Company. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

VALUE has acted as an independent contractor with duties solely to the Zunicom Board, and nothing in this letter or the nature of our services in connection with this engagement or otherwise shall be deemed to create a fiduciary or agency relationship between VALUE and Zunicom, their employees, or their stockholders.

Based on the foregoing, and in reliance thereon, it is our Opinion that, as of the date of this Opinion, the Transaction is fair, from a financial point of view, to the stockholders of Zunicom.

We appreciate the opportunity to serve you. Very truly yours,

VALUE Incorporated

By:

David N. Fuller, CFA, ASA

President and Founder